EXHIBIT 14.1

OPTIMUMBANK HOLDINGS, INC. CODE OF ETHICS FOR CHIEF EXECUTIVE OFFICER
AND SENIOR FINANCIAL OFFICERS

OptimumBank Holdings, Inc. (the “Company”) has adopted this Code of Ethics for its Chief Executive Officer and Senior Financial Officers (this “Code”) to ensure the integrity of the Company’s financial reporting and transactions. This Code applies to the Company’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and the Controller (Senior Financial Officers”).

The Company’s Code of Ethics and Conflicts of Interest Policy sets forth the Company’s fundamental policies, principles and procedures for all Company employees, officers and directors. You are bound by the standards and requirements set forth in the Code of Ethics and Conflicts of Interest Policy as well as the standards and requirements set forth in this Code. Violations of this Code may subject you to disciplinary actions up to and including discharge.

BUSINESS ETHICS AND CONFLICTS OF INTEREST

As a Senior Financial Officer, your leadership responsibilities include creating a business culture of high ethical standards and an unwavering commitment to compliance with all laws, rules and regulations. You must act with honesty and integrity, avoiding actual or apparent conflicts of interest between personal and professional relationships. You may not exploit your position or relationship with the Company for personal gain. Although it is impossible to list every conceivable conflict of interest, the following are some illustrative examples:

•	You or a member of your family has an ownership or financial interest in the Company’s competitors, customers or vendors, unless your interest consists of:

	°	Less than 1% of the outstanding stock of a publicly traded company;

	°	A borrowing from the OptimumBank in accordance with Regulation O and other applicable laws and regulations;

	°	A depository relationship with OptimumBank; or

	°	A transaction disclosed to and pre-approved by the Board of Directors

•	You or a member of your family use nonpublic Company, customer or vendor information for personal gain;

•	You compete with the Company while still employed by the Company.

If you have any questions with regard to what constitutes a conflict of interest, you should contact the General Counsel of the Company.

ACCURATE PERIODIC REPORTS

Senior Financial Officers are responsible for assuring full, fair, accurate, timely and understandable disclosure of relevant financial information to shareholders and investors. In particular, they are responsible for assuring that the Company complies with Securities and Exchange Commission rules governing disclosure of financial information and for assuring that press releases and communications with investors and securities analysts are fair and accurate. As a Senior Financial Officer, you should:

•

Establish and maintain internal controls and procedures and disclosure controls and procedures designed to assure that financial information is recorded, processed and transmitted to those responsible for preparing periodic reports and other public communications containing financial information so that they are complete, accurate, and timely;

•

Carefully review each periodic report for accuracy and completeness before it is filed with the Securities and Exchange Commission and carefully review each public communication containing financial information before it is released;

•	Maintain books, accounts and records according to generally accepted accounting principles, using enough detail to accurately and fairly reflect Company transactions; and

•	Promptly disclose to your superiors, and if necessary to the Audit Committee, any material weaknesses in, or concerns regarding, the Company’s disclosure controls or internal controls.

COMPLIANCE WITH APPLICABLE LAWS

You are expected to comply with all applicable laws, rules and regulations of federal, state and local governments, and other appropriate private and public regulatory agencies. In particular, you are expected to comply with the spirit and the legal requirements of the laws and regulations governing banking institutions and bank holding companies.

PERSONAL FINANCIAL INFORMATION

You should ensure that all personal financial and biographical information you provide in filings made with the Securities and Exchange Commission is accurate and not misleading. Each senior officer, annually, must certify to the Board of Directors the following:

•	That the officer has filed and paid all federal income taxes for the previous year; and

•	The officer’s personal financial and biographical information included in the Company’s public filings is accurate and not misleading.

REPORTING MISCONDUCT

If you become aware or suspect that the Company or any Senior Financial Officer is violating any law or this Code, you have a duty to report such violation to the chair of the Audit Committee. The procedures to be followed for such a report are outlined in the Company’s Whistleblower Policy. All reports will be dealt with confidentially. No one will be subject to retaliation for making a good faith report of a suspected violation.

If you have any questions or concerns regarding this Code, you should seek guidance from the General Counsel.

WAIVERS OF THIS CODE

The Board of Directors of the Company must approve any waiver of the provisions and policies of this Code for a Senior Financial Officer (or for any other employee, officer or director of the Company). Any such waiver must be promptly disclosed to the Company’s shareholders, along with the reasons for such waiver, in accordance with applicable law and the rules and regulations of the NASDAQ Stock Market, Inc.

STATUTORY BASIS OF THIS CODE

It is the Company’s intention that this Code of Ethics be its written code of ethics under Section 406 of the Sarbanes-Oxley Act of 2002 complying with the standards set forth in Securities and Exchange Commission Regulation S-B Item 406.

Revised: March 19, 2008